						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Three Months Ended		Twelve Months Ended		Three Months Ended
	Jan 3,		Sep 27,		Dec 28,
	2026		2025		2024
Operating income, as reported		$54,464		$202,371		$46,860
Restructuring and other charges	+	—	+	4,683	+	4,683
Adjusted operating income		54,464		207,054		51,543
	x	4			x	4
Adjusted annualized operating income		217,856		207,054		206,172
Adjusted effective tax rate	x	17%	x	8%	x	15%
Tax impact		$37,036		$16,564		$30,926
Adjusted operating income (tax-effected)		$180,820		$190,490		$175,246

Average invested capital	÷	$1,374,532	÷	$1,303,575	÷	$1,268,309

ROIC		13.2%		14.6%		13.8%
WACC	-	9.0%	-	8.9%	-	8.9%
Economic Return		4.2%		5.7%		4.9%

	Jan 3,	Sep 27,	Jun 28,	Mar 29,	Dec 28,	Sep 28,
	2026	2025	2025	2025	2024	2024
Equity	$1,481,063	$1,454,588	$1,419,085	$1,351,675	$1,319,069	$1,324,825
Plus:
Debt and finance lease obligations - current	66,837	45,793	50,678	121,014	121,977	157,325
Operating lease obligations - current (1)	7,943	8,253	8,470	9,968	14,875	14,697
Debt and finance lease obligations - long-term	91,139	91,987	92,215	88,761	88,728	89,993
Operating lease obligations - long-term	27,327	29,422	31,192	32,720	35,124	32,275
Less: Cash and cash equivalents	(248,825)	(306,464)	(237,567)	(310,531)	(317,161)	(345,109)
	$1,425,484	$1,323,579	$1,364,073	$1,293,607	$1,262,612	$1,274,006

(1)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.